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                          SOUTHWEST COMMUNITY BANCORP

                 CODE OF ETHICS FOR PRINCIPAL FINANCIAL OFFICERS

I.      GENERAL POLICY STATEMENT

        It is the policy of Southwest Community Bancorp, and its subsidiary Southwest Community Bank (collectively the "Company"), that the Company's Principal Financial Officers conduct business in accordance with the highest ethical standards in order to merit and maintain the complete confidence and trust of its customers, shareholders, and the public in general. Principal Financial Officers must conduct their personal affairs and manage their business transactions in a manner which does not result in adverse comments or criticism from the public or in any way damage the Company's reputation as a responsible financial services organization. This policy addresses the requirements for honest and ethical conduct between personal and professional relationships, the full, fair, and accurate disclosure of reports, compliance with applicable laws, an internal procedure for prompt reporting of violation to this Code, and accountability for adherence to the Code. The term "Principal Financial Officers" refers to all principal executive officers, principal financial officers, principal accounting officers, or controller, or persons performing similar functions.

        This Code of Ethics for Principal Financial Officers is intended to supplement the requirements in the Company's Code of Conduct that is applicable to all Company officers and employees and members of the Company's Directors.

II.     CODE OF ETHICS

        A. Honest and Ethical Conduct. It is the policy of the Company for all Principal Financial Officers to act in an honest and ethical manner, including the handling of actual or apparent conflicts of interest between personal and professional relationships. The Company expects its Principal Financial Officers to use good judgment and high ethical standards and to refrain from any form of illegal, dishonest, or unethical conduct. Additionally, Principal Financial Officers may not personally, or cause anyone else to, influence, coerce, manipulate, or mislead any accountant engaged in preparing an audit for the Company.

        B. Full, Fair, and Timely Disclosure. It is the policy of the Company that Principal Financial Officers provide to shareholders and financial markets fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities Exchange Commission and other public communications, if applicable. The Company realizes that only through such full, fair, and timely disclosures can shareholders truly analyze the credibility of the Company.

        C. Compliance with Applicable Governmental Laws and Regulations. Principal Financial Officers must fully comply with the spirit and intent of all applicable laws, regulations, and corporate governance standards.


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                                                     Southwest Community Bancorp
                                                                  HC004 - Page 2


        D. Internal Reporting of Code Violations. The Company is committed to establishing procedures that will permit the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or accounting matters. The Principal Financial Officers will proactively promote both ethical behavior and compliance with this Code of Ethics. The Company encourages Principal Financial Officers and employees to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, Principal Financial Officers and other employees should report violations of laws, rules, regulations, or Codes of Business Conduct to the Audit Committee. The Company will not permit retaliation against any employee for reports of breaches of this Code of Ethics made in good faith. An anonymous complaint can be made by leaving a voice mail message for the Audit Committee Chairman or the General Counsel.

        E. Administration of the Code of Ethics. It is the responsibility of each Principal Financial Officer to be familiar with the Company's Principal Financial Officer's Code of Ethics and the Code of Personal and Business Conduct. The Chairperson, or other duly selected committee, is expected to make every reasonable effort to ensure that the Principal Financial Officers comply with the provisions of this Code.

        Principal Financial Officers who violate the provisions of the Principal Financial Officer's Code of Ethics may be subject to discipline, up to and including, but not limited to, dismissal from employment.

III.    DISCLOSURES

        A. Disclosure of Code of Ethics. If the Company becomes a SEC reporting company, the Company will be required to make a copy of its Code of Ethics publicly available. The Company may accomplish this by filing its Code as an Exhibit to its 10-K, 10KSB, 20-F, or 40-F. Alternatively, the Company may file a copy of its Code on its Internet site, provided that the Company discloses in its Annual Report that it intends to file the report on its Internet site and provides the website address.

        B. Waivers. Any waiver from this Code may be made only with the prior consent of the Chairperson of the Board of Directors or a Board committee appointed by the Chairperson. Any material waiver must be promptly disclosed to shareholders via a Form 8-K, if applicable, or the Company's website.

Board of Director Approval

Southwest Community Bancorp
May 21, 2003
Southwest Community Bank
May 21, 2003


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